EXHIBIT 12

                              THE FINOVA GROUP INC.
            COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (Dollars in Thousands)


                                                             Six Months Ended
                                                                 June 30,
                                                           ---------------------
                                                             1998         1997
                                                           ---------------------
Income before income taxes and preferred
dividends                                                  $134,626     $107,361
Add fixed charges:
 Interest expense                                           225,559      199,055
 One-third rentals                                            1,777        1,341
                                                           --------     --------
   Total combined fixed charges                             227,336      200,396
                                                           --------     --------
Income as adjusted                                         $361,962     $307,757
                                                           --------     --------
Ratio of income to fixed charges                               1.59         1.54
                                                           ========     ========

Preferred stock dividends on a pre-tax basis               $  3,152     $  3,514
Total combined fixed charges and preferred
stock dividends                                            $230,488     $203,910
                                                           --------     --------
Ratio of income to combined fixed charges
and preferred stock dividends                                  1.57         1.51
                                                           ========     ========